EXHIBIT 99.1

CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Fourth Quarter and Full Year 2007
2007 Revenue increased 12% to $1.189 Billion
2007 GAAP EPS Increased 36% to $0.68
2007 Operating Cash Flow Increased 40% to $148.3 Million
Gartner Repurchased $169.1 Million of Stock During 2007
STAMFORD, Conn., February 7, 2008 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2007, and provided its preliminary financial outlook for 2008. In addition, the Company announced an increased share repurchase authorization, a change in the leadership of its Consulting business, and a non-binding letter of intent to sell its non-core Vision Events business.
Fourth Quarter 2007 Results
Contract value, a key leading indicator for Gartner’s Research segment, increased 18% year-over-year to a record level of $752.5 million, reflecting the successful execution of the Company’s strategy to accelerate research growth. Total revenue for fourth quarter 2007 grew 15% year-over-year to $348.4 million, driven by strong, double-digit growth in the Company’s Research and Consulting businesses and modest growth in its Events business. Excluding the impact of foreign exchange, research contract value and total revenue increased 14% and 10%, respectively.
For fourth quarter 2007, GAAP EPS increased 85% year-over-year to $0.37, net income increased 72% year-over-year to $38.8 million and Normalized EBITDA increased 53% year-over-year to $80.0 million. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA.
Full Year 2007 Results
Total revenue for full year 2007 grew 12% to $1.189 billion, driven by growth in all three of Gartner’s business segments. Excluding the impact of foreign exchange, total revenue increased 9%.
Full year 2007 GAAP EPS increased 36% year-over-year to $0.68, net income increased 26% year-over-year to $73.6 million and Normalized EBITDA increased 25% year-over-year to $194.1 million. Net income and GAAP EPS include charges and non-operating items totaling ($7.2) million, pretax, or ($0.04) per share, net of tax, which were previously reported in the Company’s second quarter 2007 financial results.
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Gene Hall, Gartner’s chief executive officer, commented, “Our 2007 results reflect the continued successful execution of our growth strategy. With our vast, untapped market opportunity and products that are crucial to the efficient operation of our clients’ IT programs, we are well positioned to continue double-digit revenue and earnings growth, even in a slower economic environment.”
Business Segment Highlights
Research — Revenue for the fourth quarter increased 19% year-over-year to $180.6 million and gross contribution margin improved approximately 6 percentage points to 64%. For the full year, revenue increased 18% to $673.3 million and gross contribution margin improved approximately 4 percentage points to 64%. At December 31, 2007, research contract value was a record $752.5 million, up 18% year-over-year. Client and wallet retention rates for fourth quarter 2007 increased to 82% and 101%, respectively, versus 81% and 96%, respectively, for fourth quarter 2006.
Consulting — Revenue for the fourth quarter increased 20% year-over-year to $91.4 million and gross contribution margin improved approximately 10 percentage points to 42%. For the full year, revenue increased 6% to $325.0 million and gross contribution margin was 39%. Fourth quarter utilization increased 12 percentage points year-over-year to 73% and backlog increased 11% year-over-year to $121.4 million at December 31, 2007. Billable headcount was 472 as of December 31, 2007, versus 518 last year, reflecting the exiting of consulting operations in Asia Pacific.
Events — Revenue for the fourth quarter increased 3% year-over-year to $74.1 million and gross contribution margin was 56%. During the fourth quarter, attendees grew 2% to 16,675, despite the Company holding only 17 events versus 18 events in the same period last year. For the full year, revenue increased 7% to $180.8 million and gross contribution margin was 49%. During 2007, attendees grew 8% to 44,216 and the Company held 78 events as compared to 74 events during 2006.
Cash Flow and Balance Sheet Highlights
Gartner generated cash from operations of $65.8 million during fourth quarter 2007 and $148.3 million during full year 2007, up 109% and 40%, respectively, year-over-year. Capital expenditures were $5.6 million for the quarter and $24.2 million for the full year.
The Company deployed its cash principally to repurchase its common stock. During fourth quarter 2007, Gartner repurchased 5.5 million shares of its common stock at a cost of $103.3 million. During the full year 2007, it repurchased a total of 8.4 million shares at an aggregate cost of $169.1 million.
As of December 31, 2007, the Company had total debt of $394.0 million and cash of $109.9 million.
Increased Share Repurchase Authorization
Gartner also announced that its board of directors has authorized the use of up to $250 million for the repurchase of it common stock. This program will supplement the existing $200 million share repurchase program, which had approximately $23 million remaining as of January 31, 2008. Repurchases are subject to the availability of stock, prevailing market conditions, the trading price of the stock, the Company’s financial performance and other conditions. The program will be funded from cash flow from operations and possible borrowings.

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Per Anders Warn to Lead Consulting
Separately, Gartner announced that Per Anders Warn has been promoted to senior vice president and will lead Gartner’s global Consulting business. Mr. Warn will replace Bob Patton, who will leave Gartner in February to return to a senior leadership position at his previous employer, Ernst & Young.
Since joining Gartner Consulting in 1998, Warn has held a number of senior leadership positions in both Europe and the United States. Most recently, he has led Gartner’s global core Consulting team.
Company to Divest Its Non-Core Vision Events Business
Gartner announced that it has entered into negotiations to sell its non-core Vision Events business. The sale is subject to the successful completion of due diligence and the negotiation and execution of a definitive purchase agreement, and is expected to close during the first quarter of 2008.
Gene Hall, Gartner’s chief executive officer, said, “The proposed divestiture of Vision Events is consistent with our strategy to focus on content driven event formats where we have a greater competitive advantage.”
In 2007, Vision Events generated revenue of approximately $21 million, Normalized EBITDA of approximately $4 million and EPS of approximately $0.02. It employs 44 associates and hosted 16 events worldwide in 2007. Gartner expects to account for Vision Events as a discontinued operation beginning in first quarter 2008.
Preliminary Financial Outlook for 2008
Gartner also provided its preliminary outlook for 2008. For the full year, the Company is targeting total revenue of $1.300 to $1.325 billion, an increase of 9% to 11% versus 2007. By segment, the Company is targeting Research revenue of $770 to $780 million, an increase of 14% to 16% versus 2007, Consulting revenue of $335 to $345 million, an increase of 3% to 6% versus 2007, Events revenue of $190 to $194 million, an increase of 5% to 7% versus 2007, and other revenue of $5 to $6 million.
Based on the above revenue outlook, the Company is targeting Normalized EBITDA for the full year 2008 of $213 to $223 million, an increase of 10% to 15% versus 2007, GAAP EPS of $0.90 to $1.00, an increase of 32% to 47% versus 2007, cash flow from operations of $155 to $170 million and capital expenditures of $25 to $27 million. Normalized EBITDA excludes a projected $26 to $28 million of pre-tax expense related to SFAS 123(R).
Gartner’s current 2008 outlook does not reflect the impact of the planned divestiture of its Vision Events business. Assuming the divestiture is completed, Gartner’s projections for full year 2008 revenue, Normalized EBITDA, EPS and cash flow from operations would be reduced by approximately $21 million, $4 million, $0.02 and $2 million, respectively. These amounts do not include any potential gain-on-sale or related accounting adjustments resulting from the divestiture.
Conference Call and Investor Day Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Thursday, February 7, 2008, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.

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The Company will also host an Investor Day for institutional investors and sell-side analysts on Thursday, March 6, 2008 in New York City. The event will begin at 8:30 a.m. ET and will conclude at approximately 1:00 p.m. ET. The Investor Day is by invitation only and registration is required. It will also be webcast live via the Internet on the Company’s web site at http://investor.gartner.com and a replay will be available following the event. Please contact Germaine Scott at 203-316-3411 for further information.
Annual Meeting of Stockholders
Gartner also announced that its 2008 Annual Meeting of Stockholders will be held at 10:00 a.m. ET on Thursday, June 5, 2008, at the Company’s offices in Stamford, Connecticut.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,900 associates, including 1,200 research analysts and consultants in 75 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123 (R), goodwill impairments, and other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2006 and 2007 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued

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customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2007	2006		2007	2006
Revenues:
Research	$180,564	$151,678	19%	$673,335	$571,217	18%
Consulting	91,370	76,173	20%	325,030	305,231	6%
Events	74,143	72,229	3%	180,788	169,434	7%
Other	2,314	3,859	-40%	10,045	14,439	-30%

Total revenues	348,391	303,939	15%	1,189,198	1,060,321	12%
Costs and expenses:
Cost of services and product development	150,140	146,439	3%	545,275	505,330	8%
Selling, general and administrative	123,495	110,112	12%	475,328	416,094	14%
Depreciation	6,296	5,846	8%	24,298	23,444	4%
Amortization of intangibles	457	470	-3%	2,091	10,753	F
META integration charges	—	—	0%	—	1,450	F
Other charges	—	—	0%	9,084	—	U

Total costs and expenses	280,388	262,867	7%	1,056,076	957,071	10%

Operating income	68,003	41,072	66%	133,122	103,250	29%
Interest expense, net	(5,270)	(3,891)	-35%	(22,154)	(16,581)	-34%
Other income (expense), net	1,114	265	F	3,193	(797)	F

Income before income taxes	63,847	37,446	71%	114,161	85,872	33%
Provision for income taxes	25,028	14,876	68%	40,608	27,680	47%

Net income	$38,819	$22,570	72%	$73,553	$58,192	26%

Income per common share:
Basic	$0.38	$0.20	90%	$0.71	$0.51	39%
Diluted	$0.37	$0.20	85%	$0.68	$0.50	36%

Weighted average shares outstanding:
Basic	101,709	111,498	-9%	103,613	113,071	-8%
Diluted	105,915	115,693	-8%	108,328	116,203	-7%
U/F = Unfavorable/Favorable

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 12/31/07
Research	$180,564	$64,171	$116,393	64%
Consulting	91,370	53,319	38,051	42%
Events	74,143	32,257	41,886	56%
Other	2,314	440	1,874	81%

TOTAL	$348,391	$150,187	$198,204	57%

Three Months Ended 12/31/06
Research	$151,678	$64,392	$87,286	58%
Consulting	76,173	52,015	24,158	32%
Events	72,229	31,001	41,228	57%
Other	3,859	719	3,140	81%

TOTAL	$303,939	$148,127	$155,812	51%

Twelve Months Ended 12/31/07
Research	$673,335	$244,271	$429,064	64%
Consulting	325,030	196,815	128,215	39%
Events	180,788	92,624	88,164	49%
Other	10,045	2,307	7,738	77%

TOTAL	$1,189,198	$536,017	$653,181	55%

Twelve Months Ended 12/31/06
Research	$571,217	$225,696	$345,521	60%
Consulting	305,231	184,571	120,660	40%
Events	169,434	85,745	83,689	49%
Other	14,439	2,714	11,725	81%

TOTAL	$1,060,321	$498,726	$561,595	53%

SELECTED STATISTICAL DATA

	December 31,		December 31,
	2007		2006
Research contract value	$752,533	(1)	$640,294	(1)
Research client retention	82%		81%
Research wallet retention	101%		96%
Research client organizations	10,189		9,470
Consulting backlog	$121,400	(1)	$109,600	(1)
Consulting—quarterly utilization	73%		61%
Consulting billable headcount	472		518
Consulting—average annualized revenue per billable headcount	$471	(1)	$370	(1)
Events—number of events for the quarter	17		18
Events—attendees for the quarter	16,675		16,375

(1)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)

Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$38,819	$22,570	$73,553	$58,192
Interest expense, net	5,270	3,891	22,154	16,581
Other (income) expense, net	(1,114)	(265)	(3,193)	797
Tax provision	25,028	14,876	40,608	27,680

Operating income	$68,003	$41,072	$133,122	$103,250

Normalizing adjustments:
Depreciation, accretion, and amortization	7,030	6,316	27,604	34,197
Other charges (2)	—	—	9,084	—
META integration charges (3)	—	—	—	1,450
SFAS No. 123(R) stock compensation expense (4)	5,016	4,930	24,241	16,670

Normalized EBITDA	$80,049	$52,318	$194,051	$155,567

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS No. 123(R) expense, goodwill impairments, and Other charges.

(2)	Other charges for the twelve months ended December 31, 2007 included $8.7 million related to a litigation settlement and a restructuring charge of $2.7 million. These charges were somewhat offset by a credit of $2.3 million resulting from the reversal of an accrual on an excess facility that was returned to service.

(3)	META integration charges were related to our acquisition of the META Group, Inc. These costs were primarily for severance, and for consulting, accounting, and tax services.

(4)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).